 GLOBALSTAR ANNOUNCES SECOND QUARTER 2020 RESULTS

Covington, LA, August 6, 2020 -- Globalstar, Inc. (NYSE American: GSAT) today announced its operating and financial results for the quarter ended June 30, 2020.

Dave Kagan, Chief Executive Officer of Globalstar, commented, "Globalstar recorded improved overall profitability for the second quarter, and I am pleased with our ability to continue to execute our business plan on so many fronts even in the face of the extreme adversity that COVID-19 presents. We continue to see the negative impacts of the pandemic and the oil and gas industry downturn on our revenue, particularly with lower customer demand of our Commercial IoT products. While we recognize that we are experiencing unprecedented times, our confidence in the future expansion of our Commercial IoT business remains and the execution of our product development efforts continues. Just this quarter, we introduced three new products, including the ST100, the latest satellite transmitter in our family of Commercial IoT solutions. Intended for rapid development in partnership with our resellers, the ST100 is a low-cost data modem suitable for any commercial market that needs remote data connectivity. Utility contractor Potelco will be a launch customer of the ST100 through our partnership with Recon Dynamics. Potelco operates from 12 offices spread around the Pacific Northwest with 1,100 employees utilizing over 3,500 pieces of equipment. We expect there to be many more companies with needs similar to Potelco."

Mr. Kagan continued, "The other two devices recently launched expand our award-winning SPOT family of products, the SPOT Gen4™ and the Jeep branded SPOT X®. The SPOT Gen4™ is the latest generation of our SPOT Satellite GPS Messenger™ and offers increased functionality with more tracking features, an enhanced mapping interface, improved product specifications, and a modern look and feel. The launch of the exclusive SPOT X® Jeep® Edition 2-way satellite messenger is the first product launch since SPOT recently entered a licensing deal with the Jeep brand. We are excited about the potential for these products and look forward to the full rollout in the third quarter. In addition to product development efforts, we also continued to make progress with improving our global gateway performance and coverage through ongoing efforts to develop and deploy new gateway antennas, as well as the expansion of second-generation service in South America with a new gateway in Argentina. A critical step in our global growth strategy, this expanded coverage enables us to sell affordable voice and data products into the surrounding territories."

Jay Monroe, Executive Chairman of Globalstar, added, "Echoing Dave's sentiment, I am encouraged by Globalstar's continued productivity and resiliency as an organization, and with the financial results reported for the second quarter. While the full extent of the pandemic’s impact on the telecommunications industry will play out over the coming quarters, I think that we can have confidence that the importance of wireless connectivity has increased, and that is true both in populated settings and remote environments. The early ST100 demand is proof of the growing need for remote connectivity. In a post-pandemic world, it’s rational to expect that most industries will seek even greater automation or remote control of their processes to limit the impacts of shutdowns like we have experienced. Also, in this new world the importance of reliable wireless connections for new types of dispersed collaboration increase. All of this will require spectrum like we can offer."

Mr. Monroe continued, "We remain focused on pursuing meaningful revenue opportunities to augment our current revenue streams. In addition to launching new products and geographies, we are committed to monetizing Globalstar's significant portfolio of satellite and terrestrial spectrum assets in new and innovative ways. In partnership with Nokia, we are very pleased to announce that we have signed our first commercial deal for the use of Band 53 in a private LTE network deployment serving a logistics operator in a port automation use case. Band 53 was chosen over other spectrum options because of the reliability of the band in all locations including coastal areas. While Globalstar’s revenue share from this deal is expected to be relatively modest, it is a significant milestone for Band 53 and we expect it to be the first of many more to come. We are confident that executing this deal will help further the momentum we are seeing in the development of the Band 53/n53 ecosystem. More infrastructure and device options increase the attractiveness of the band and make it easier to engage us as a partner. We also continue to pursue our international regulatory agenda, although it has slowed due to travel restrictions. We expect progress on that front in this calendar year. I believe the future is very bright for Globalstar."

FINANCIAL REVIEW

Revenue

Total revenue for the second quarter of 2020 decreased 3% from the second quarter of 2019 due primarily to a decline in subscriber equipment sales revenue, offset partially by an increase in service revenue.

Service revenue increased over the prior year's quarter resulting primarily from engineering service revenue related to a network feasibility study, which contributed an additional $2.0 million, while subscriber-driven revenue streams declined by $1.6 million. This decrease was due primarily to lower SPOT and Duplex service revenue.

The decline in SPOT service revenue in the second quarter of 2020 was due to lower ARPU and, to a lesser extent, fewer subscribers. Average SPOT subscribers were down during the second quarter of 2020 resulting particularly from involuntary deactivations of non-revenue-generating subscribers in Latin America over the last twelve months. On a pro-forma basis after adjusting for these subscribers, average subscribers and ARPU were down 3% and 5%, respectively, from the second quarter of 2019. The remaining decrease in SPOT subscribers during 2020 is due to fewer activations and elevated churn over the past twelve months. A meaningful component of our strategy to increase activations was to reduce service pricing, and thereby expand our addressable market. The decrease in ARPU reflects, in part, the impact from the new service plans rolled out in mid-2019 with rates below those previously offered. While the impact on the retail industry from COVID-19 is reflected in the decrease in SPOT subscribers during 2020, gross activations were up 16% following store re-openings in the month of June compared to June 2019, which is an early positive indication that our service pricing and plan options have positioned us well for growth.

The decline in Duplex service revenue was due primarily to fewer average subscribers driven by lower gross activations. However, during the second quarter of 2020, we continued to experience a higher volume of Duplex equipment sales, including our newest products, Sat-Fi2® and the new Sat-Fi2® Remote Antenna Station. We remain optimistic that this trend is a good indication of stabilization of the subscriber base.

Subscriber equipment sales revenue decreased $1.2 million in the second quarter of 2020 compared to the second quarter of 2019. This decline was due almost entirely to a decrease in Commercial IoT sales resulting directly from the impact of COVID-19 and the oil and gas industry downturn. While the volume of units sold for the quarter was down over 40% from the second quarter of 2019, we believe that our sales pipeline has not been reduced, only delayed. We also experienced a decline in SPOT equipment revenue resulting from lower prices due to e-commerce sales promotions during the second quarter of 2020. As with subscriber activations, we continue to see a rebound in sales of SPOT hardware devices following store re-openings in June, recognizing a 26% increase in volume sold during the month compared to June 2019. Duplex equipment sales were higher during the second quarter of 2020 as previously mentioned; this variance partially offset the unfavorable Commercial IoT and SPOT equipment revenue variances.

Operating Loss

Operating loss decreased from $16.7 million during the second quarter of 2019 to $15.4 million during the second quarter of 2020 due to lower operating expenses of $2.1 million, offset partially by lower revenue of $0.8 million. The decrease in operating expenses resulted from reductions in cost of services, marketing, general and administrative (MG&A) expenses, and cost of subscriber equipment sales, each of approximately $0.7 million. The decrease in cost of services was driven by lower R&D costs due to fewer product development efforts during the second quarter of 2020. The reduction in MG&A costs was due primarily to lower expected performance-based compensation costs. The decrease in the cost of subscriber equipment sales was directionally in line with the decrease in subscriber equipment sales revenue, however we recognized a narrower blended margin percentage during the second quarter of 2020 reflecting the SPOT hardware sales promotions.

Net Income (Loss)

Net income (loss) fluctuated $30.9 million from net income in the second quarter of 2019 to net loss in the second quarter of 2020. This change was due primarily to a $33.9 million decrease in non-cash derivative gains recorded during the respective periods. The conversion of the Thermo loan in February 2020 contributed to the reduction in derivative activity, as well as interest expense during the second quarter of 2020.

Adjusted EBITDA

Adjusted EBITDA increased to $9.8 million during the second quarter of 2020 due primarily to a $1.8 million decrease in operating expenses (excluding EBITDA adjustments), offset partially by a $0.8 million decrease in total revenue.

Liquidity

Cash and cash equivalents were $12.1 million as of June 30, 2020, up from $7.6 million at year-end. We also have $54.9 million in restricted cash, including $51.2 million in our debt service reserve account, which is restricted to making longer-term principal and interest payments under our Facility Agreement. Our sources of cash also include operating cash flows generated from the business. We expect our uses of cash over the next twelve months to include primarily operating costs, capital expenditures related to network expenditures, and interest payments. Our next scheduled principal payment is due in the second quarter of 2021 and is expected to be funded from the proceeds of the warrants issued to our second lien lenders that expire in March 2021, assuming these warrants are in-the-money at the time of expiration.

About Globalstar, Inc.
Globalstar is a leading provider of customizable Satellite IoT Solutions for customers around the world in industries such as oil and gas, transportation, emergency management, government, maritime and outdoor recreation. A pioneer of mobile satellite voice and data services, Globalstar solutions connect people to their devices and allow businesses to streamline operations providing safety and communication and enabling mobile assets to be monitored remotely via the Globalstar Satellite Network. The Company's Commercial IoT product portfolio includes industry-acclaimed SmartOne asset tracking products, Commercial IoT satellite transmitters and the SPOT® product line for personal safety, messaging and emergency response, all supported on SPOT My Globalstar, a robust cloud-based enhanced mapping solution. Completing the satellite product suite are Duplex satellite data modems, the innovative Sat-Fi2® Satellite Wi-Fi Hotspot, and Sat-Fi2® Remote Antenna Station with all product solutions offering a variety of data service plans. Learn more at Globalstar.com.

Note that all SPOT products described in this press release are the products of SPOT LLC, which is not affiliated in any manner with Spot Image of Toulouse, France or Spot Image Corporation of Chantilly, Virginia.

Investor Contact Information:
Denise Davila
investorrelations@globalstar.com

Safe Harbor Language for Globalstar Releases
This press release contains certain statements that are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on current expectations and assumptions that are subject to risks and uncertainties which may cause actual results to differ materially from the forward-looking statements. Forward-looking statements, such as the statements regarding our expectations with respect to the pursuit of terrestrial spectrum authorities globally, future increases in our revenue and profitability, the impact on our business due to unexpected events such as the COVID-19 coronavirus, and other statements contained in this release regarding matters that are not historical facts, involve predictions. Any forward-looking statements made in this press release are believed to be accurate as of the date made and are not guarantees of future performance. Actual results or developments may differ materially from the expectations expressed or implied in the forward-looking statements, and we undertake no obligation to update any such statements. Additional information on factors that could influence our financial results is included in our filings with the Securities and Exchange Commission, including our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K.

GLOBALSTAR, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share data)
(Unaudited)

	Three Months Ended
	June 30,
	2020	2019
Revenue:
Service revenue	$27,090	$26,700
Subscriber equipment sales	3,274	4,491
Total revenue	30,364	31,191
Operating expenses:
Cost of services (exclusive of depreciation, amortization, and accretion shown separately below)	8,647	9,395
Cost of subscriber equipment sales	2,940	3,578
Marketing, general and administrative	10,253	11,022
Depreciation, amortization, and accretion	23,903	23,852
Total operating expenses	45,743	47,847
Loss from operations	(15,379)	(16,656)
Other income (expense):
Interest income and expense, net of amounts capitalized	(11,508)	(12,808)
Derivative gain	1,160	35,116
Foreign currency gain	1,314	880
Other	(233)	(286)
Total other (expense) income	(9,267)	22,902
(Loss) income before income taxes	(24,646)	6,246
Income tax expense	90	57
Net (loss) income	$(24,736)	$6,189

Net (loss) income per common share:
Basic	$(0.01)	$0.00
Diluted	(0.01)	(0.01)
Weighted-average shares outstanding:
Basic	1,668,974	1,450,380
Diluted	1,668,974	1,640,442

GLOBALSTAR, INC.
RECONCILIATION OF GAAP NET INCOME (LOSS) TO NON-GAAP ADJUSTED EBITDA
(In thousands)
(Unaudited)

	Three Months Ended
	June 30,
	2020	2019
Net (loss) income	$(24,736)	$6,189

Interest income and expense, net	11,508	12,808
Derivative gain	(1,160)	(35,116)
Income tax expense	90	57
Depreciation, amortization, and accretion	23,903	23,852
EBITDA	9,605	7,790

Non-cash compensation	1,263	1,700
Foreign exchange and other	(1,081)	(689)
Adjusted EBITDA (1)	$9,787	$8,801

(1)
EBITDA represents earnings before interest, income taxes, depreciation, amortization, accretion and derivative (gains)/losses. Adjusted EBITDA excludes non-cash compensation expense, reduction in the value of assets, foreign exchange (gains)/losses and certain other non-recurring charges as applicable. Management uses Adjusted EBITDA in order to manage the Company's business and to compare its results more closely to the results of its peers. EBITDA and Adjusted EBITDA do not represent and should not be considered as alternatives to GAAP measurements, such as net income/(loss). These terms, as defined by us, may not be comparable to similarly titled measures used by other companies.

The Company uses Adjusted EBITDA as a supplemental measurement of its operating performance. The Company believes it best reflects changes across time in the Company's performance, including the effects of pricing, cost control and other operational decisions. The Company's management uses Adjusted EBITDA for planning purposes, including the preparation of its annual operating budget. The Company believes that Adjusted EBITDA also is useful to investors because it is frequently used by securities analysts, investors and other interested parties in their evaluation of companies in similar industries. As indicated, Adjusted EBITDA does not include interest expense on borrowed money or depreciation expense on our capital assets or the payment of income taxes, which are necessary elements of the Company's operations. Because Adjusted EBITDA does not account for these expenses, its utility as a measure of the Company's operating performance has material limitations. Because of these limitations, the Company's management does not view Adjusted EBITDA in isolation and also uses other measurements, such as revenue and operating profit, to measure operating performance.

GLOBALSTAR, INC.
SCHEDULE OF SELECTED OPERATING METRICS
(In thousands, except subscriber and ARPU data)
(Unaudited)

	Three Months Ended
	June 30,
	2020		2019
	Service	Equipment	Service	Equipment
Revenue
Duplex	$8,556	$625	$9,031	$306
SPOT	11,579	1,695	12,619	2,186
Commercial IoT	4,298	939	4,353	1,972
IGO	109	—	179	—
Engineering and other	2,548	15	518	27
Total Revenue	$27,090	$3,274	$26,700	$4,491

Average Subscribers
Duplex	50,491		58,654
SPOT	264,395		286,101
Commercial IoT	415,004		400,193
IGO	26,463		26,930
Other	879		929
Total Average Subscribers	757,232		772,807

ARPU (1)
Duplex	$56.49		$51.32
SPOT	14.60		14.70
Commercial IoT	3.45		3.63
IGO	1.37		2.22

(1) Average monthly revenue per user (ARPU) measures service revenues per month divided by the average number of subscribers during that month. Average monthly revenue per user as so defined may not be similar to average monthly revenue per unit as defined by other companies in the Company's industry, is not a measurement under GAAP and should be considered in addition to, but not as a substitute for, the information contained in the Company's statement of operations. The Company believes that average monthly revenue per user provides useful information concerning the appeal of its rate plans and service offerings and its performance in attracting and retaining high value customers.